Thermodynetics Reports 9 and 3 Month Results at Record Levels

WINDSOR, CT -- 02/13/2008 -- Thermodynetics, Inc. (OTCBB: TDYT)

The Company's results of operations reflect those of the majority-owned subsidiary, Turbotec Products, Plc. Revenues were ahead of expectations and set a new record for the Company. For the nine month period ended December 31, 2007 net revenues increased $3.6 million (20.6%) to $20.9 million over the prior year. Shipments to major water source heat pump customers remained strong for the period despite the continued weakening in the housing and construction markets. The demand for high efficiency heat pumps as part of a "green" initiative continues to give Turbotec's products broad appeal in retrofit and high end system applications. Shipments of boiler tubing, significantly higher due to a strong replacement market for high efficiency boilers in the first six months of the current fiscal year, declined in the most recent quarter as many of the projects were completed during the summer months. Product applications used in swimming pool heat pumps remains significantly lower as compared to 2006 installations as the Florida market continues to be very soft and near term expectations do not reflect an improvement in this region. Turbotec's share of the overall market continues to grow with the addition of two major OEM customers beginning in the latter stages of this fiscal year.

Based on the results through the first nine months, Turbotec's Directors anticipate delivering full year results generally in line with market expectations. However the ongoing uncertainty in the sub-prime mortgage sector and the increasing inventory of unsold homes may retard their pace of growth in the fourth quarter and fiscal 2009.

Gross margin was 26.0% for the first nine months of fiscal 2008 compared to 21.3% for the same period last year. For the full fiscal year ended 31 March 2007 gross margin percentage was 21.6%. The improvement in gross margin was a result of a more favorable product mix, adjustments to formulas passing on the cost increases of raw materials, and production efficiencies resulting from completed lean manufacturing projects.

Net profit for the period ended 31 December 2006 was impacted by two non recurring transactions. In May 2006, the sale of the securities of Turbotec Products Plc in the UK resulted in a gain of $2,666,000 and also in the three months ended December 2006, an extinguishment of debt netted $606,000. Upon reversing the one time gains, the recast numbers would show Income before Taxes of $300,000 (07) versus $104,000 (06) for the 3 month period and $982,000 (07) versus $483,000 (06) for the 9 months ended December 31. The improvement in earnings came despite increased expenditures relating to operating and administrative areas and corporate governance functions in the current year. Turbotec and Thermodynetics incurred costs related to litigation instituted by the Company in the High Court in England against Turbotec regarding Turbotec's non payment of dividends payable to Thermodynetics. This negatively impacted the operating results for the current year. The outcome of that case could affect the operating results of Turbotec if it loses the case.

At December 31, 2007 consolidated working capital was $4.8 million compared to $4.0 million at March 31, 2007. The Company's access to credit is believed to be adequate.

                              Figures in $000's, Except for Per Share Data
                               Three Months Ended      Nine Months Ended
                                  December 31,            December 31,
                               2007        2006        2007       2006
                           ----------- ----------- ----------- -----------
Net Sales                  $     6,415 $     5,767 $    20,874 $    17,312
Operating Income                   510         208       1,610         874
Income from Continuing
 Operations Before Income
 Taxes                             300         710         982       3,755
Provision for Income Taxes         187         340         423         555
Income From Continuing
 Operations                        113         370         559       3,200
Income (Loss) from
 Discontinued Operations,
 Net of Tax                          0           0           0          (9)
Net Income (Loss)          $       113 $       370 $       559 $     3,191

Weighted Shares Outstanding-
    Basic and Diluted        4,062,297   4,027,361   4,051,906   4,023,261

Earnings (Loss) Per Share-
    Basic and diluted
From Continuing
 Operations                $       .03 $       .09 $       .14 $       .79
From Discontinued
 Operations                $         0 $         0 $         0 $         0
Total Earnings (Loss)
 Per Share                 $       .03 $       .09 $       .14 $       .79

ABOUT THERMODYNETICS

Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer and transportation applications. Turbotec is quoted on the AIM market in London under the symbol TRBO. Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry by providing natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties. A small investment was recently made in a US company that offers a specialized approach to the RFID (radio frequency identification) industry, with an orientation to medical facilities. The Company continues to seek acquisition candidates.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's revenues, and changes in unit prices, supply and demand for Turbotec's tubing product line especially in applications serving the commercial, industrial and residential construction industries.

When used, words such as "believes," "anticipates," "expects," "continue," "may," "plan," "predict," "should," "will," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.

Contact:
Robert A. Lerman
860-683-2005